Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN INCREASES DIVIDEND 33 PERCENT

AND AUTHORIZES A NEW $500 MILLION SHARE REPURCHASE PROGRAM

VALLEY FORGE, PA, November 13, 2008 – The Board of Directors of AmerisourceBergen Corporation (NYSE: ABC) today increased the Company’s quarterly dividend rate 33 percent to $0.10 per common share from $0.075 per common share. The Board of Directors also authorized a new $500 million share repurchase program, effective immediately. The Company will use the new program to repurchase its outstanding shares of common stock subject to market conditions.

R. David Yost, AmerisourceBergen President & Chief Executive Officer, said, “Increasing our dividend and authorizing a new share repurchase program illustrates our confidence in delivering long-term shareholder value.”

On November 12, 2008, the Company completed the previous share repurchase program, which was authorized on May 24, 2007. AmerisourceBergen said it expects to spend approximately $350 million to repurchase its common shares in fiscal year 2009. The Company currently has approximately 156 million common shares outstanding.

AmerisourceBergen may repurchase its shares from time to time for cash in open market transactions or by other means in accordance with applicable federal securities laws, and will hold any repurchased shares as treasury shares, which will be available for general corporate purposes.

The quarterly dividend of $0.10 per common share will be payable December 8, 2008, to stockholders of record at the close of business on November 24, 2008.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release contains forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on our current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer or supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; our ability to maintain adequate liquidity and financing sources; continued volatility and further deterioration of the capital markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.

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